EXHIBIT 99.1

                                  NEWS RELEASE

                                                              Company Contacts:
                                      Investors: Frank Hopkins or Chris Paulsen
                                     Media and Public Affairs:   Susan Spratlen
                                                                 (972) 444-9001

                   Pioneer Reports Second Quarter 2005 Results

Dallas, Texas, August 2, 2005 -- Pioneer Natural Resources Company (NYSE:PXD) today announced financial and operating results for the quarter ended June 30, 2005.

Pioneer reported net income for the quarter of $185.6 million, or $1.28 per diluted share, an increase of 166% over net income for the same period last year of $69.7 million, or $.58 per diluted share. Cash flow from operations for the second quarter was $332.6 million, an increase of 26% compared to $264.7 million for the same period in 2004. The significant increase in operating cash flow is attributable to higher realized prices for oil, gas and natural gas liquids offset partially by increases in costs. Cash flow from operations, proceeds from the Company' sale of its third volumetric production payment in April and proceeds from asset divestitures during the second quarter allowed Pioneer to reduce its long-term debt by $437 million and repurchase 2.1 million shares of its common stock during the quarter in addition to funding its second quarter capital program. At the end of the quarter, long-term debt was approximately $1.4 billion, or 35% of total capitalization, and shares outstanding totaled
141.9 million.

Net income for the quarter includes $44.1 million ($28.0 million net of tax) of other income which represents expected proceeds from business interruption insurance claims related to previously disclosed losses sustained as a result of Hurricane Ivan and a fire at one of Pioneer's domestic onshore gas plants. Second quarter net income was reduced by a $27.3 million reversal of the deferred tax benefit recorded in connection with the Company's decision to exit Gabon. The deferred tax benefit is being reversed as a result of Pioneer's agreement in June of 2005 to sell its interest in its Gabon subsidiary.

In May, the Company sold its interests in three non-core fields in Canada and has reflected the results of operations of these fields, the gain on the sale and the related tax effects as income from discontinued operations in the amount of $82.0 million. Income from continuing operations for the quarter was $103.5 million, or $.72 per diluted share, and compares to income from continuing operations of $64.2 million, or $.53 per diluted share, for the same period last year.

Second quarter oil and gas sales averaged 183,298 barrels oil equivalent per day (BOEPD) excluding approximately 2,100 BOEPD associated with discontinued operations. Second quarter oil sales averaged 44,882 barrels per day (BPD) and natural gas liquids sales averaged 17,466 BPD. Gas sales in the second quarter averaged 726 million cubic feet per day (MMcfpd). Second quarter realized prices for oil and natural gas liquids were $35.52 and $29.11 per barrel, respectively. The worldwide realized price for gas was $5.35 per thousand cubic feet (Mcf), including $.30 per Mcf associated with the VPP transactions. North American realized gas prices averaged $6.37 per Mcf, including $.37 per Mcf associated with the VPP transactions.

Second  quarter  production  costs  averaged  $6.47 per barrel of oil equivalent
(BOE). Exploration and abandonment costs were $52.4 million for the quarter and included $18.2 million of dry hole and abandonments associated with unsuccessful wells in the U.S., Argentina, Canada and Tunisia, $28.4 million of geologic and geophysical expenses including seismic costs and $5.8 million of delay rentals and unproved acreage abandonments. General and administrative costs for the quarter were $29.2 million.

For the same quarter last year, adjusted to exclude discontinued operations, Pioneer reported oil and gas sales of 180,404 BOEPD, including oil sales of 44,811 BPD, natural gas liquids sales of 21,708 BPD and gas sales of 683 MMcfpd. Realized prices for second quarter 2004 were $27.92 per barrel for oil, $22.73 per barrel for natural gas liquids and $4.28 per Mcf for gas. North American gas prices averaged $5.07 per Mcf.

Operations Update

Pioneer has increased its 2005 capital budget for development and exploratory activities and land additions by approximately $150 million to $1.1 billion. The increase encompasses expenditures related to Pioneer's success in extending its acreage positions in West Africa, the U.S. onshore Gulf Coast, the Rocky Mountains, Alaska and Canada, adding a 5-well Gulf of Mexico shallow shelf exploration program and an increase in drilling in the Spraberry field and the Horseshoe Canyon coalbed methane play in Canada. The increased budget also reflects the rising costs associated with drilling and completion activities given higher commodity prices. The capital budget excludes costs associated with recent acquisitions.

During the second quarter, Pioneer continued with the aggressive pace of development set earlier in the year. Currently, the Company has 16 onshore rigs running in the U.S., nine in Argentina and five in Canada.

In the Raton Basin, Pioneer has drilled 135 of the 300 wells planned by year end. The Company is scheduled to drill 30 to 40 wells per month through the end of the year given that each year's drilling schedule is back-end loaded to accommodate typical winter weather delays. During the second quarter, third-party pipeline capacity restraints began limiting Pioneer's production from the field and are expected to continue to have an impact until a pipeline expansion of approximately 35% is completed in October of 2005. As a result, Raton production in 2005 is now expected to be 5% to 7% above 2004 levels.

In the deepwater Gulf of Mexico, exploration drilling on Pioneer's Clipper prospect has resumed after having been suspended for severe weather and recurring loop currents. Pioneer also expects to use the rig that it has under contract on the Clipper prospect to drill its Paladin prospect later in the year. During the fourth quarter, an appraisal well is planned on the Thunder Hawk discovery.

The ramp-up of production from the Devils Tower field has also been impacted by severe weather. In addition, production from Devils Tower's deepest intervals is being extended, increasing recoverable reserves, but postponing access to shallower intervals that are expected to produce at higher rates. Plans for tying in two satellite fields, Triton and Goldfinger, are progressing toward completion during the fourth quarter.

In July, recoverable reserves from the Harrier field were fully produced, with ultimate recoverable reserves exceeding expectations. Pioneer has also been advised by the operator of the Canyon Express system that sidetrack operations planned for the Aconcagua field later this year will be postponed pending rig availability. The existing Aconcagua wells are expected to reach the end of their productive lives by the end of 2005 or early 2006; therefore, Pioneer now anticipates that the system will be shut-in once the Camden Hill recoverable reserves are fully produced during the first half of 2006 unless a rig becomes available to drill the Aconcagua sidetrack wells.

In Canada, Pioneer has drilled 30 wells in the Horseshoe Canyon coalbed methane play under a program to drill up to 100 wells during 2005. Initial stabilized flow rates have significantly exceeded expectations, and the Company is considering an expansion of this program. Two Manville coalbed methane pilots are also planned in the Bashaw area later this year.

The Company continues to expand its deepwater exploration program in West Africa. Pioneer was awarded exploration rights to acreage in Blocks 2 and 3 in the Joint Development Zone between Nigeria and Sao Tome and Principe through a consortium with ERHC Energy Inc. The consortium was awarded 65% interest in Block 2 and 25% interest in Block 3 subject to negotiating acceptable joint operating and production sharing agreements.

As announced yesterday, Pioneer is also expanding its portfolio in Alaska and has joined ConocoPhillips in the Cosmopolitan Unit located offshore in the Cook Inlet where three wells and a sidetrack have been drilled establishing a significant oil column. A new 3-D seismic survey is planned for later this year to refine the estimate of recoverable reserves.

Scott D. Sheffield, Chairman and CEO, stated, "Pioneer delivered another quarter of strong financial and operational performance, reflecting recent robust market conditions and our quality portfolio of producing assets. Since the beginning of this year, we have reduced long-term debt by $1 billion and substantially improved our financial flexibility. With this enhanced financial flexibility, we expect to continue to add net asset value and grow production on a per share basis through an aggressive development drilling program, the commercialization of several attractive discovered resources, core area acquisitions, further exploration success and additional share repurchases."

Financial Outlook

The following statements are estimates based on current expectations. These forward-looking statements are subject to a number of risks and uncertainties which may cause the Company's actual results to differ materially from the following statements. The last paragraph of this release addresses certain of the risks and uncertainties to which the Company is subject.

Full-year production is now expected to range from 63 MMBOE to 65 MMBOE for 2005, excluding production from discontinued operations. The new range reflects the production impact of closed and pending asset sales in Canada, East Texas and the inland waters of the Gulf of Mexico, the Company's third volumetric production payment transaction, production lost from the Devils Tower and West Panhandle fields which were covered by business interruption insurance, pipeline capacity limitations delaying the ramp up of production from the Raton Basin and the impact of weather and rig shortages in the deepwater Gulf of Mexico, most of which are discussed in the operations update above. The new range also reflects the impact of directives from the Minerals Management Service which required that uphole recompletions scheduled for Devils Tower wells be postponed to maximize the recovery of oil and gas from less prolific deeper zones.

Third quarter 2005 production is expected to average 160,000 to 175,000 BOEPD. This range is lower than the second quarter average and reflects the Harrier field having been fully produced, the resumption of production from the West Panhandle field in mid-July and the typical variability in the timing of oil cargo shipments in South Africa, Argentina and Tunisia.

Third quarter production costs (including production and ad valorem taxes) are expected to average $6.75 to $7.25 per BOE based on current NYMEX strip prices for oil and gas. The increase over the prior quarter is primarily the result of lower anticipated third quarter production from lower per unit cost Gulf of Mexico fields, higher commodity prices, and to a lesser extent, the retention of a full quarter of operating costs associated with the third VPP volumes sold in April. Depreciation, depletion and amortization expense is expected to average $8.75 to $9.25 per BOE.

Total exploration and abandonment expense is expected to be $40 million to $70 million and includes plans to drill two deepwater Gulf of Mexico exploration wells (Clipper and Paladin) and one well in the Anaguid Block in Tunisia and the acquisition of additional 3-D seismic data. General and administrative expense is expected to be $28 million to $30 million. Interest expense is expected to be $26 million to $29 million, and accretion of discount on asset retirement obligations is expected to be $2 million to $3 million.

The Company's third quarter effective income tax rate is expected to range from 36% to 39% based on current capital spending plans, including cash income taxes of $10 million to $20 million that are principally related to Argentine, Canadian and Tunisian income taxes and nominal alternative minimum tax in the U.S. Other than in Argentina, Canada and Tunisia, the Company continues to benefit from the carryforward of net operating losses and other positive tax attributes.

The Company's financial results and oil and gas hedges are outlined on the attached schedules.

Earnings Conference Call

This morning at 10:00 a.m. Eastern, Pioneer will discuss its second quarter financial and operating results with an accompanying presentation. The call will be webcast on Pioneer's website, www.pioneernrc.com. At the website, select 'INVESTOR' at the top of the page. For those who cannot listen to the live broadcast, a replay will be available shortly after the call. Or you may choose to dial (800) 474-8920 (confirmation code: 5477131) to listen to the call by telephone and view the accompanying visual presentation at the website above. A telephone replay will be available by dialing (888) 203-1112 (confirmation code:
5477131).

Pioneer is a large independent oil and gas exploration and production company with operations in the United States, Argentina, Canada, Equatorial Guinea, Nigeria, Sao Tome and Principe, South Africa and Tunisia. Pioneer's headquarters are in Dallas. For more information, visit Pioneer's website at www.pioneernrc.com.

Except for historical information contained herein, the statements in this News Release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of Pioneer are subject to a number of risks and uncertainties which may cause Pioneer's actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of oil and gas prices, product supply and demand, competition, government regulation or action, international operations and associated international political and economic instability, litigation, the costs and results of drilling and operations, availability of drilling equipment, Pioneer's ability to replace reserves, implement its business plans, or complete its development projects as scheduled, access to and cost of capital, uncertainties about estimates of reserves, quality of technical data, environmental and weather risks, acts of war or terrorism. These and other risks are described in Pioneer's 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission.

                       PIONEER NATURAL RESOURCES COMPANY
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)


                                                              June 30,      December 31,
                                                                2005            2004
                                                            -----------     -----------
                                                            (Unaudited)
                                     ASSETS
Current assets:
   Cash and cash equivalents                                $    58,451     $     7,257
   Accounts receivable, net                                     265,191         210,279
   Inventories                                                   56,282          40,332
   Prepaid expenses                                               5,015          10,822
   Deferred income taxes                                        151,316         115,206
   Other current assets, net                                      8,621           9,529
                                                             ----------      ----------

        Total current assets                                    544,876         393,425
                                                             ----------      ----------
Property, plant and equipment, at cost:
   Oil and gas properties, using the successful efforts
     method of accounting                                     8,317,180       8,124,616
   Accumulated depletion, depreciation and amortization      (2,399,542)     (2,243,549)
                                                             ----------      ----------
        Total property, plant and equipment                   5,917,638       5,881,067
                                                             ----------      ----------
Deferred income taxes                                               -             2,963
Goodwill                                                        307,068         315,880
Other assets, net                                               144,995         135,132
                                                             ----------      ----------
                                                            $ 6,914,577     $ 6,728,467
                                                             ==========      ==========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable                                         $   273,484     $   216,051
   Interest payable                                              42,682          45,735
   Income taxes payable                                          25,439          13,520
   Deferred revenue                                             139,544             -
   Other current liabilities                                    403,932         269,153
                                                             ----------      ----------
        Total current liabilities                               885,081         544,459
                                                             ----------      ----------
Long-term debt                                                1,394,739       2,385,950
Deferred income taxes                                           653,593         607,415
Deferred revenue                                                759,070             -
Other liabilities and minority interests                        576,461         358,863
Stockholders' equity                                          2,645,633       2,831,780
                                                             ----------      ----------
                                                            $ 6,914,577     $ 6,728,467
                                                             ==========      ==========

                        PIONEER NATURAL RESOURCES COMPANY
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except for per share data)
                                   (Unaudited)

                                                   Three months ended         Six months ended
                                                        June 30,                  June 30,
                                                -----------------------   ----------------------
                                                   2005          2004         2005        2004
                                                ----------   ----------   ----------   ---------
Revenues and other income:
   Oil and gas                                  $  544,600   $  424,757   $1,054,642   $ 850,427
   Interest and other                               47,896        1,610       76,229       3,345
   Gain (loss) on disposition of assets, net           148         (232)       2,369        (245)
                                                 ---------    ---------    ---------    --------
                                                   592,644      426,135    1,133,240     853,527
                                                 ---------    ---------    ---------    --------
Costs and expenses:
   Oil and gas production                          107,996       81,177      219,494     155,878
   Depletion, depreciation and amortization        147,161      140,528      300,758     274,717
   Impairment of long-lived assets                     471          -            623         -
   Exploration and abandonments                     52,384       39,605      119,473     119,351
   General and administrative                       29,217       17,140       58,802      35,415
   Accretion of discount on asset retirement
      obligations                                    2,102        2,016        4,242       3,982
   Interest                                         30,212       21,402       63,463      42,978
   Other                                            17,582        8,300       29,302       8,496
                                                 ---------    ---------    ---------    --------
                                                   387,125      310,168      796,157     640,817
                                                 ---------    ---------    ---------    --------
Income from continuing operations before
   income taxes                                    205,519      115,967      337,083     212,710
Income tax provision                              (101,983)     (51,759)    (153,846)    (91,536)
                                                 ---------    ---------    ---------    --------
Income from continuing operations                  103,536       64,208      183,237     121,174
Income from discontinued operations,
   net of tax                                       82,023        5,494       86,979       8,716
                                                 ---------    ---------    ---------    --------
Net income                                      $  185,559   $   69,702   $  270,216   $ 129,890
                                                 =========    =========    =========    ========
Basic earnings per share:
   Income from continuing operations            $      .74   $      .54   $     1.29   $    1.02
   Income from discontinued
      operations, net of tax                           .58          .05          .61         .07
                                                 ---------    ---------    ---------    --------
   Net income                                   $     1.32   $      .59   $     1.90   $    1.09
                                                 =========    =========    =========    ========
Diluted earnings per share:
   Income from continuing operations            $      .72   $      .53   $     1.26   $    1.01
   Income from discontinued
      operations, net of tax                           .56          .05          .60         .07
                                                 ---------    ---------    ---------    --------
   Net income                                   $     1.28   $      .58   $     1.86   $    1.08
                                                 =========    =========    =========    ========
Weighted average shares outstanding:
   Basic                                           140,812      118,855      141,849     118,787
                                                 =========    =========    =========    ========
   Diluted                                         145,246      120,402      146,286     120,333
                                                 =========    =========    =========    ========

                        PIONEER NATURAL RESOURCES COMPANY
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)
                                   (Unaudited)

                                                        Three months ended          Six months ended
                                                             June 30,                   June 30,
                                                     -----------------------   ------------------------
                                                        2005         2004          2005          2004
                                                     ----------   ----------   -----------   ----------
Cash flows from operating activities:
   Net income                                        $  185,559   $   69,702   $   270,216   $  129,890
   Depletion, depreciation and amortization             147,161      140,528       300,758      274,717
   Impairment of long-lived assets                          471            -           623          -
   Exploration expenses, including dry holes             44,007       33,380       102,156      111,440
   Deferred income taxes                                 86,434       47,144       129,406       79,864
   Loss (gain) on disposition of assets, net               (148)         232        (2,369)         245
   Accretion of discount on asset retirement
      obligations                                         2,102        2,016         4,242        3,982
   Noncash effects from discontinued operations         (79,646)       2,300       (76,796)       5,370
   Noncash interest expense                               1,676       (4,993)        2,372      (11,363)
   Commodity hedge related activity                      (7,666)     (11,242)      (10,727)     (22,533)
   Amortization of stock-based compensation               8,018        2,887        13,170        4,866
   Amortization of deferred revenue                     (20,449)         -         (32,074)         -
   Other noncash items                                   12,086        6,463        16,764        5,704
   Changes in operating assets and liabilities,
     net of effects from acquisition:
      Accounts receivable, net                          (42,269)     (24,803)      (54,302)     (58,540)
      Inventories                                       (11,388)      (4,161)      (12,703)      (4,180)
      Prepaid expenses                                    3,359        3,930         5,808        4,847
      Other current assets, net                           (331)          -            (529)         757
      Accounts payable                                   (8,029)       1,248         9,564       (4,754)
      Interest payable                                   11,895         (607)       (4,364)          86
      Income taxes payable                                9,144        1,397        11,919        4,455
      Other current liabilities                          (9,425)        (717)       (5,689)      (6,519)
                                                      ---------    ---------    ----------    ---------

Net cash provided by operating activities               332,561      264,704       667,445      518,334
Net cash provided by (used in) investing activities     243,455     (192,233)      605,354     (364,534)
Net cash used in financing activities                  (536,165)     (66,108)   (1,224,367)    (157,534)
                                                      ---------    ---------    ----------    ---------

Net increase (decrease) in cash and cash equivalents     39,851        6,363        48,432       (3,734)
Effect of exchange rate changes on cash
   and cash equivalents                                   2,561         (173)        2,762         (353)
Cash and cash equivalents, beginning
   of period                                             16,039        9,022         7,257       19,299
                                                      ---------    ---------    ----------    ---------

Cash and cash equivalents, end of period             $   58,451    $  15,212   $    58,451   $   15,212
                                                      =========     ========    ==========    =========

                        PIONEER NATURAL RESOURCES COMPANY
                        SUMMARY PRODUCTION AND PRICE DATA
                                   (Unaudited)

                                                 Three months ended     Six months ended
                                                      June 30,              June 30,
                                                -------------------   --------------------
                                                  2005       2004       2005        2004
                                                --------   --------   --------   ---------
Average Daily Sales Volumes
  from Continuing Operations:
   Oil (Bbls) -                     U.S.          26,424     26,039     27,567     25,505
                                    Argentina      7,796      8,531      7,992      8,579
                                    Canada           210         26        186         28
                                    Africa        10,452     10,215     11,205     12,125
                                                --------   --------   --------   --------
                                    Worldwide     44,882     44,811     46,950     46,237
                                                ========   ========   ========   ========

   Natural gas liquids (Bbls) -     U.S.          14,908     19,809     16,219     20,373
                                    Argentina      1,948      1,494      1,761      1,459
                                    Canada           610        405        514        432
                                                --------   ---------  --------   --------
                                    Worldwide     17,466     21,708     18,494     22,264
                                                ========   ========   ========   ========

   Gas (Mcf) -                      U.S.         553,803    536,109    546,086    531,870
                                    Argentina    135,188    122,326    132,783    110,072
                                    Canada        36,710     24,868     35,448     24,420
                                                --------   --------   --------   --------
                                    Worldwide    725,701    683,303    714,317    666,362
                                                ========   ========   ========   ========

Average Daily Sales Volumes
  from Discontinued Operations:
   Oil (Bbls) -                     Canada            45         69         57         69
   Natural gas liquids (Bbls) -     Canada           264        511        224        549
   Gas (Mcf) -                      Canada        10,472     16,425     12,910     16,236

Average Reported Prices (a):
   Oil (per Bbl) -                  U.S.        $  29.36   $  27.63   $  29.15   $  27.16
                                    Argentina   $  34.54   $  20.13   $  33.12   $  24.05
                                    Canada      $  35.22   $  45.79   $  41.97   $  45.54
                                    Africa      $  51.84   $  35.13   $  47.82   $  32.98
                                    Worldwide   $  35.52   $  27.92   $  34.33   $  28.12

   Natural gas liquids (per Bbl) -  U.S.        $  28.39   $  22.29   $  27.18   $  21.90
                                    Argentina   $  30.84   $  27.22   $  30.62   $  28.17
                                    Canada      $  41.18   $  27.31   $  39.89   $  27.53
                                    Worldwide   $  29.11   $  22.73   $  27.86   $  22.42

   Gas (per Mcf) -                  U.S.        $   6.39   $   5.15   $   6.17   $   5.13
                                    Argentina   $    .88   $    .65   $    .88   $    .62
                                    Canada      $   6.17   $   3.35   $   6.07   $   3.30
                                    Worldwide   $   5.35   $   4.28   $   5.18   $   4.31

---------------
(a) Average prices are attributable to continuing operations and include the results of hedging activities.

                        PIONEER NATURAL RESOURCES COMPANY
                    SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES
                                 (in thousands)
                                   (Unaudited)


     EBITDAX and discretionary cash flow ("DCF") (as defined below) are presented herein, and reconciled to the generally accepted accounting principle ("GAAP") measures of net income and net cash provided by operating activities because of their wide acceptance by the investment community as financial indicators of a company's ability to internally fund exploration and development activities and to service or incur debt. The Company also views the non-GAAP measures of EBITDAX and DCF as useful tools for comparisons of the Company's financial indicators with those of peer companies that follow the full cost method of accounting. EBITDAX and DCF should not be considered as alternatives to net income or net cash provided by operating activities, as defined by GAAP.

                                                       Three months ended       Six months ended
                                                            June 30,                 June 30,
                                                     ---------------------   ---------------------
                                                        2005       2004         2005        2004
                                                     ---------   ---------   ---------   ---------

   Net income                                        $ 185,559   $  69,702   $ 270,216   $ 129,890
   Depletion, depreciation and amortization            147,161     140,528     300,758     274,717
   Impairment of long-lived assets                         471         -           623         -
   Exploration and abandonments                         52,384      39,605     119,473     119,351
   Accretion of discount on asset retirement
      obligations                                        2,102       2,016       4,242       3,982
   Interest expense                                     30,212      21,402      63,463      42,978
   Income tax provision                                101,983      51,759     153,846      91,536
   Loss (gain) on disposition of assets, net              (148)        232      (2,369)        245
   Noncash effects from discontinued operations        (79,646)      2,300     (76,796)      5,370
   Current income taxes on discontinued operations       2,869         -         2,869         -
   Commodity hedge related activity                     (7,666)    (11,242)    (10,727)    (22,533)
   Amortization of stock-based compensation              8,018       2,887      13,170       4,866
   Amortization of deferred revenue                    (20,449)        -       (32,074)        -
   Other noncash items                                  12,086       6,463      16,764       5,704
                                                      --------    --------    --------    --------
      EBITDAX (a)                                      434,936     325,652     823,458     656,106

   Less:  Cash interest expense                        (28,536)    (26,395)    (61,091)    (54,341)
          Current income taxes                         (18,418)     (4,615)    (27,309)    (11,672)
                                                      --------    --------    --------    --------
          Discretionary cash flow (b)                  387,982     294,642     735,058     590,093

   Less:  Cash exploration expense                      (8,377)     (6,225)    (17,317)     (7,911)
          Changes in operating assets and liabilities  (47,044)    (23,713)    (50,296)    (63,848)
                                                      --------    --------    --------    --------
   Net cash provided by operating activities         $ 332,561   $ 264,704   $ 667,445   $ 518,334
                                                      ========    ========    ========    ========

-------------
(a) "EBITDAX" represents earnings before depletion, depreciation and amortization expense; impairment of long-lived assets; exploration and abandonments; accretion of discount on asset retirement obligations; interest expense; income taxes; gain or loss on the disposition of assets; noncash effects from discontinued operations; commodity hedge related activity; amortization of stock-based compensation; amortization of deferred revenue; and other noncash items.
(b) Discretionary cash flow equals cash flows from operating activities before changes in operating assets and liabilities and before cash exploration expense.

                        PIONEER NATURAL RESOURCES COMPANY

                            SUPPLEMENTAL INFORMATION
                              As of August 1, 2005


                         Open Commodity Hedge Positions
                         ------------------------------


                                                 2005
                                          -------------------
                                            Third     Fourth
                                           Quarter    Quarter     2006       2007       2008
                                          --------   --------   --------   --------   --------

Average Daily Oil Production Hedged:
     Swap Contracts:
     Volume (Bbl)                           27,000     27,000     10,000     13,000     17,000
     NYMEX price (Bbl)                    $  27.97   $  27.97   $  31.69   $  30.89   $  29.21
     Collar Contracts:
     Volume (Bbl)                             -          -         3,500       -          -
     NYMEX price (Bbl)
         Ceiling                          $   -      $   -      $  41.95   $   -      $   -
         Floor                            $   -      $   -      $  35.00   $   -      $   -

Average Daily Gas Production Hedged:
     Swap Contracts:
     Volume (MMBtu)                        283,422    253,535     73,842     29,195      5,000
     NYMEX price (MMBtu) (a)              $   5.20   $   5.20   $   4.30   $   4.30   $   5.40
     Collar Contracts:
     Volume (MMBtu)                           -          -        17,329       -          -
     NYMEX price (MMBtu)
         Ceiling                          $   -      $   -      $   9.15   $   -      $   -
         Floor                            $   -      $   -      $   6.65   $   -      $   -

---------------
(a)  Approximate, based on historical differentials to index prices.


Amortization of Volumetric Production Payment Proceeds and Net Derivative Losses
--------------------------------------------------------------------------------
                                 (in thousands)


                                            2005
                                     ------------------
                                      Third     Fourth
                                     Quarter    Quarter      2006    Thereafter     Total
                                     --------   --------   -------   ----------   --------
VPP proceeds, net of
   transaction costs                 $ 21,126   $ 21,061   $184,099   $635,594    $861,880
Net hedge obligations assigned            756        757      6,248     28,973      36,734
                                      -------    -------    -------    -------     -------
Total deferred revenue (a)             21,882     21,818    190,347    664,567     898,614
Less net derivative losses to be
   recognized in pretax earnings (b)   (1,043)    (2,307)    (4,860)   (20,657)    (28,867)
                                      -------    -------    -------   --------     -------
Total VPP impact to pretax
   earnings                          $ 20,839   $ 19,511   $185,487   $643,910    $869,747
                                      =======    =======    =======    =======     =======

--------------
(a) Deferred revenue will be amortized as increases to oil and gas revenues during the indicated future periods.
(b) Represents the remaining pretax earnings impact of the derivatives assigned in the VPPs.